Exhibit 10.4

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is made as of the 5th day of December 2012 by and between APPLE REIT TEN, INC., a Virginia corporation (“Buyer”), and APPLE REIT SIX, INC., a Virginia corporation (“Seller”).

Recitals

Seller owns 26% of the issued and outstanding membership interests and 26 Voting Units of Apple Air Holding, LLC, a Virginia limited liability company (the “Company”). The remaining 74% membership interests and 74 Voting Units in the Company are collectively owned by Apple REIT Seven, Inc., a Virginia corporation, Apple REIT Eight, Inc., a Virginia corporation, and Apple REIT Nine, Inc., a Virginia corporation (collectively, the “Apple Members”).

Seller, BRE Select Hotels Holdings LP, a Delaware limited partnership (“BRE Select”), and BRE Select Hotels Corp, a Delaware corporation (“BRE Select Corp”), have entered into the Agreement and Plan of Merger dated as of the date hereof (as it may be amended or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Seller will merge (the “Merger”) with and into BRE Select Corp, and BRE Select Corp will be the surviving corporation in the Merger.

In order to induce BRE Select to enter into the Merger Agreement and proceed with the Merger, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller’s membership interests and Voting Units in the Company (collectively, the “Interests”), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement and in addition to the other terms defined herein, the following terms have the respective meanings set forth below:

“Buyer Ancillary Documents” means the Interest Assignment Certificate, the Apple Consent and the Acknowledgment.

“Encumbrance” means any charge; claim; condition; equitable interest; lien; option; pledge; security interest; deed of trust; mortgage; right of way; easement; encroachment; servitude; right of first option; right of first refusal or similar restriction; restriction on use; voting (in the case of security or equity interests); transfer; receipt of income or exercise of any other attribute of ownership; or any other encumbrance of any kind.

“Governmental Entity” means any governmental body, whether federal, state, local, municipal, foreign or other government, or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), any self-regulatory organization and any arbitral or similar forum.

“Operating Agreement” means the Second Amended and Restated Operating Agreement, dated January 1, 2009, of the Company.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Proceeding” means any action, arbitration, mediation, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Seller Ancillary Documents” means the Interest Assignment Certificate and the Resignation Letter.

“Tax” or “Taxes” means all taxes, charges, fees, levies, duties, imposts, deposits, withholdings, restrictions, fines, additions to tax or other tax, assessment or charge of any kind, including, without limitation, income, excise, personal property, real property, withholding, sales, use, gross receipts, value added, franchise, profits, capital, premium, occupational, production, severance, ad valorem, occupancy, stamp, transfer, employment, payroll, unemployment insurance, social security, disability, workers compensation, custom duties, license recording, documentation and registration fees imposed by any Governmental Entity, and all interest and penalties thereon and additions thereto.

“Voting Units” has the meaning set forth in the Operating Agreement.

ARTICLE 2

SALE AND TRANSFER OF INTERESTS

Section 2.1 Sale of Interests; Assignment of Rights and Obligations. Subject to the terms and conditions of this Agreement, at the Closing, (i) Seller shall sell, convey, assign, transfer and deliver to Buyer the Interests, and Seller shall assign all of its rights and obligations arising under or relating to the Operating Agreement to Buyer, and (ii) Buyer shall purchase from Seller the Interests, and Buyer shall assume, and pay, perform and discharge when due, all of the rights and obligations of Seller arising under or relating to the Operating Agreement.

Section 2.2 Purchase Price. The purchase price for the Interests shall be ONE MILLION FOUR HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($1,450,000.00) (the “Purchase Price”) and shall be payable by Buyer to Seller at the Closing by wire transfer in immediately available funds.

Section 2.3 Taxes; Arms’ Length Transaction.

(a) Buyer and Seller agree to report the transactions contemplated by this Agreement for federal and state income Tax purposes in accordance with the Purchase Price set forth in this Article 2. The parties shall execute all forms required to be filed for Tax purposes with any taxing authority in a manner consistent with the allocation set forth herein. Each party hereto shall bear its own portion of any Tax or Taxes arising out of this Agreement.

(b) The parties agree that the Purchase Price reflects the fair value of the Interests, agreed to by the parties hereto as a result of arms’ length negotiations.

ARTICLE 3

CLOSING

Section 3.1 Closing. The purchase and sale of the Interests shall be consummated (the “Closing”) on the date of the closing of the Merger at the offices of Seller. The effective time of the Closing shall be deemed to be immediately prior to the Effective Time (as defined in the Merger Agreement).

Section 3.2 Seller Deliveries. At the Closing, Seller shall have delivered to Buyer:

(a) an instrument selling, conveying, assigning, transferring and delivering all of Seller’s right, title and interest in the Interests and all of Seller’s rights and obligations under the Operating Agreement from Seller to Buyer, in a form reasonably acceptable to Buyer and BRE Select (the “Interest Assignment Certificate”);

(b) a consent from the Apple Members (i) admitting Buyer as a Substitute Member (as defined in the Operating Agreement) for the Interests being purchased from Seller with corresponding Voting Units, (ii) electing a new Manager of the Company and (iii) agreeing to an amendment of Schedule 1 of the Operating Agreement, in a form reasonably acceptable to Buyer and BRE Select (the “Apple Consent”); and

(c) a resignation letter from Seller resigning as Manager of the Company (the “Resignation Letter”).

Section 3.3 Buyer Deliveries. At the Closing, Buyer shall have delivered to Seller:

(a) the Purchase Price;

(b) an executed counterpart signature to the Interest Assignment Certificate;

(c) an executed counterpart signature to the Apple Consent; and

(d) a written acknowledgment in a form reasonably acceptable to Seller and BRE Select (the “Acknowledgment”) duly executed by Buyer confirming the agreement of Buyer to be bound by all of the terms of the Operating Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 4.1 Organization and Good Standing of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has corporate power and authority to perform its obligations under this Agreement and the Seller Ancillary Documents.

Section 4.2 Authority; Enforceability. The execution and delivery of this Agreement and the Seller Ancillary Documents, have been duly authorized by all requisite corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary with respect thereto. Seller has the right, power, authority and capacity to execute and deliver this Agreement and the Seller Ancillary Documents and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and upon the execution and delivery by Seller of the Seller Ancillary Documents, each of such Seller Ancillary Documents shall constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 5.1 Organization and Good Standing of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with full power and authority to perform its obligations under this Agreement and the Buyer Ancillary Documents.

Section 5.2 Authority; Enforceability. The execution and delivery of this Agreement and the Buyer Ancillary Documents, have been duly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary with respect thereto. Buyer has the right, power, authority and capacity to execute and deliver this Agreement and the Buyer Ancillary Documents and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and upon the execution and delivery by Buyer of the Buyer Ancillary Documents, each of such Buyer Ancillary Documents shall constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

Section 5.3 Sufficiency of Funds. Buyer has, and will have at the Closing, cash on hand sufficient to pay the Purchase Price and to timely consummate Buyer’s obligations and the transactions contemplated hereby.

Section 5.4 Investment. Buyer is acquiring the Interests for investment and not with a view to its sale or distribution other than in a sale or distribution which is registered under applicable securities laws or is exempt from such registration. Buyer has the sufficient knowledge and experience in transactions of this type and in the businesses of the Company and is therefore capable of evaluating the risks and merits of acquiring the Interests.

ARTICLE 6

RELEASE AND INDEMNIFICATION

Section 6.1 Release. Buyer does hereby, on behalf of itself and, to the extent allowed under applicable law, its officers, directors, shareholders, partners, affiliates, employees, agents, representatives, successors and assigns (but in no event shall Buyer be deemed in this Agreement to provide a release on behalf of any of the Apple Members), from and after the Closing fully release and forever discharge Seller from all Liabilities arising out of or relating to the Operating Agreement, Seller’s status as Member and Manager of the Company and Seller’s relationship with the Company prior to the Closing, without regard to the legal nature of the Liabilities and without regard to whether any such Liabilities arise from or are based upon tort, equity or implied or express contract of any sort.

Section 6.2 Indemnification.

(a) From and after the Closing, Buyer (the “Indemnifying Party”) shall defend, protect and indemnify BRE Select, BRE Select Corp (as successor to Seller) and its subsidiaries and each of their respective officers, directors, shareholders, partners, affiliates, employees, agents, managers, members, representatives, successors and assigns or any officer, director, shareholder, partner, affiliate, employee, agent, manager, member, representative, successor and assign of any of the foregoing (collectively, the “Indemnitees”) and save and hold each of them harmless from and against, and pay on behalf of or reimburse each such Indemnitee on demand as and when incurred, any and all Liabilities incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (i) the Interests or the Operating Agreement, (ii) Seller’s status as Member of the Company, (iii) Seller’s status as Manager of the Company, (iv) Seller’s relationship with the Company prior to the Closing, (v) any claim by or with respect to any individual who, as of the Closing, is or was an employee, individual consultant or individual independent contractor of the Company, including, without limitation, claims that are currently pending against the Company or Seller, (vi) the breach or inaccuracy of any of the representations or warranties of Seller or Buyer set forth herein, and (vii) any breach by Seller or Buyer of any of their respective covenants or agreements contained herein. To the extent that the foregoing undertaking by the Indemnifying Party may be unenforceable for any reason, the Indemnifying Party shall make the maximum contribution to the payment and satisfaction of each of the Liabilities which is permissible under applicable law.

(b) Whenever a claim shall arise for indemnification hereunder or upon receipt by an Indemnitee of a written threat of a claim which an Indemnitee reasonably believes may give rise to a claim for indemnification hereunder, the Indemnitee seeking indemnification (an “indemnified party”) shall give prompt written notice to the Indemnifying Party of the claim for indemnification and the facts, in reasonable detail, constituting the basis for such claim (a “Claim Notice”); provided that failure of an indemnified party to give a prompt Claim Notice shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect thereto except to the extent that such Indemnifying Party is materially adversely affected in its ability to defend against such claim or is otherwise materially prejudiced thereby.

(c) The obligations and liabilities of the Indemnifying Party to an indemnified party under this Agreement with respect to claims resulting from the assertion of Liabilities by Persons other than BRE Select Corp as successor to Seller (including claims of a Governmental Entity for penalties, fines and assessments) (a “Third-Party Claim”) shall be subject to the following conditions:

(i) The indemnified party shall give a prompt Claim Notice to the Indemnifying Party of the nature of the Third-Party Claim and the amount thereof to the extent known; provided that failure of an indemnified party to give a prompt Claim Notice shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is materially adversely affected in its ability to defend against such claim or is otherwise materially prejudiced thereby.

(ii) The Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim. If the Indemnifying Party acknowledges in writing its obligation to indemnify the indemnified party hereunder against any Liability that may result from such Third-Party Claim, then the Indemnifying Party shall be entitled to assume the defense of such Third-Party Claim at its expense and through counsel selected by the Indemnifying Party (which counsel shall be reasonably acceptable to the indemnified party) within thirty days of the receipt of a Claim Notice with respect to such Third-Party Claim from the indemnified party. If a Claim Notice is given to the Indemnifying Party with respect to a Third-Party Claim and the Indemnifying Party does not, within such thirty-day period, assume the defense of such Third-Party Claim in accordance with this Section 6.2(c), the Indemnifying Party will be bound by any determination made in such Third-Party Claim or any commercially reasonable compromise or settlement effected by the indemnified party. If the Indemnifying Party has assumed the defense of a Third-Party Claim in accordance with this Section 6.2(c), then no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Party without the indemnified party’s prior written consent unless (A) such compromise or settlement (i) includes as an unconditional term thereof the delivery by the Person(s) asserting such claim to the indemnified party of a written unconditional release from all Liabilities in respect of such Third-Party Claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnitee and (B) the sole relief provided for in such compromise or settlement is monetary damages which will be paid in full by the Indemnifying Party. No Third-Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled by the indemnified party without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld).

(iii) In any suit, action, claim, arbitration or proceeding relating to a Third-Party Claim the defense of which has been assumed by the Indemnifying Party in accordance with this Section 6.2(c): (A) the indemnified party shall have the right to be represented by advisory counsel and accountants of its own choosing at the indemnified party’s sole cost and expense, except the indemnified party shall be entitled to retain its own counsel at the expense of the Indemnifying Party if (x) the indemnified party shall have been advised by counsel that there are one or more legal or equitable defenses available to it that are different from or in addition to those available to the Indemnifying Party, and, in the reasonable judgment of the indemnified party, counsel for the Indemnifying Party could not adequately represent the interests of the indemnified party because such interests could be in conflict with those of the Indemnifying Party, (y) such Third-Party Claim involves, or is reasonably likely to have a material effect on, any matter beyond the scope of the indemnification obligation of the Indemnifying Party, or (z) the Indemnifying Party shall not have assumed the defense of the Third-Party Claim in a timely fashion; and (B) the Indemnifying Party shall keep the indemnified party fully informed as to the status of such Third-Party Claim at all stages thereof, whether or not the indemnified party is represented by its own counsel. With respect to any Third-Party Claim (1) the Indemnifying Party shall make available to the indemnified party, and its attorneys, accountants and other representatives, all books and records of the Indemnifying Party relating to such Third-Party Claim; and (2) the Indemnifying Party and the indemnified party, as the case may be, shall render to each other such assistance as may be reasonably required of each other and cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(d) Notwithstanding anything in this Agreement or any applicable law to the contrary, it is understood and agreed by Seller that no director, officer, employee, agent, shareholder or affiliate of the Indemnifying Party shall have (i) any personal liability to an indemnified party as a result of the breach of any representation, warranty, covenant or agreement of the Indemnifying Party contained herein or otherwise arising out of or in connection with the transactions contemplated hereby or (ii) any personal obligation to indemnify an indemnified party for any claims pursuant to this Agreement, and Seller will not seek recourse or commence any action against any director, officer, employee, agent, shareholder or affiliate of the Indemnifying Party or any of their personal assets as a result of the breach of any representation, warranty, covenant or agreement of the Indemnifying Party contained herein or otherwise arising out of or in connection with the transactions contemplated hereby or thereby.

(e) For purposes of this Agreement, “Liabilities” shall mean any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, except as set forth in Section 7.10 below, liabilities and damages and expenses (irrespective of whether any such indemnified party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, interest and penalties and all amounts paid in investigation, defense or settlement of any of the foregoing.

(f) Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that (i) nothing in this Agreement shall limit any obligations the Indemnitees may have to indemnify individuals who served as officers and directors of Seller prior to the Effective Time in accordance with the applicable provisions of Section 5.8 of the Merger Agreement, Seller’s articles of incorporation and bylaws and the Virginia Stock Corporation Act and (ii) the Indemnifying Party shall have no obligation hereunder to indemnify the Indemnitees with respect to Liabilities they may incur in connection with their obligations described in the foregoing clause (i) of this subparagraph (f).

ARTICLE 7

MISCELLANEOUS PROVISIONS

Section 7.1 Manager Certification. Seller hereby certifies in its capacity as Manager of the Company that (i) the delivery of the Apple Consent, the Interest Assignment Certificate and the Acknowledgment at the Closing will be necessary, desirable and sufficient to effect the admission of Buyer as a Substitute Member of the Company pursuant to Section 10.04 of the Operating Agreement and (ii) upon delivery of the fully executed Apple Consent, Interest Assignment Certificate and Acknowledgment at the Closing, all requirements for admission of Buyer as a Member (as defined in the Operating Agreement) and Substitute Member, including the requirements set forth in Sections 10.03 and 10.04 of the Operating Agreement, will be satisfied and Buyer will be admitted to the Company as a Member.

Section 7.2 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto and with the prior written consent of BRE Select.

Section 7.3 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is held invalid or unenforceable by any court of competent jurisdiction, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 7.4 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement of the parties hereto and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement does not, and is not intended to, confer upon any other Person any right, benefit or remedy hereunder; provided that (i) BRE Select shall be an express third party beneficiary with respect to Sections 3.2, 7.2, 7.4, 7.5 and 7.8 of this Agreement and (ii) each Indemnitee shall be an express third party beneficiary under this Agreement with respect to Section 6.2 of this Agreement.

Section 7.5 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. Notwithstanding the foregoing, this Agreement shall not be assigned by any party hereto by operation of law or otherwise without the prior written consent of each of the other parties hereto and BRE Select, and any such purported assignment shall be void ab initio.

Section 7.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

Section 7.7 Construction. The headings of the Sections in this Agreement are provided for convenience only, are not part of the agreement of the parties hereto and shall not affect the construction or interpretation of this Agreement. The language used in this Agreement is the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. Each of the parties hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived by each of the parties hereto.

Section 7.8 Waiver. No failure or delay of any party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party. The parties hereto acknowledge and agree that Seller shall not terminate this Agreement or grant any waiver or consent under this Agreement without the prior written consent of BRE Select.

Section 7.9 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic PDF submission), each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same instrument.

Section 7.10 No Consequential Damages. No party to this Agreement, nor any indemnified party, shall seek or be entitled to incidental, indirect or consequential damages or damages for lost profits in any claim under this Agreement, including but not limited to claims for indemnification (except to the extent such incidental, indirect or consequential damages or damages for lost profits are awarded to any third party).

Section 7.11 Termination. This Agreement and each party’s obligations hereunder shall terminate automatically and immediately upon the termination of the Merger Agreement in accordance with its terms.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Membership Interest Purchase Agreement as of the date first written above.

BUYER:

APPLE REIT TEN, INC.

By:	/s/ Justin G. Knight
Name:	Justin G. Knight
Title:	President

SELLER:

APPLE REIT SIX, INC.

By:	/s/ Justin G. Knight
Name:	Justin G. Knight
Title:	President

Signature Page to Membership Interest Purchase Agreement